UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

LEGACY VENTURES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-199040	30-0826318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3413 Wolfedale Road

Suite 4

Mississauga, Ontario

L5C 1V8

(Address of principal executive offices) (zip code)

1-800-918-3362

(Registrant's telephone number, including area code)

_________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 21, 2015, the board of directors of the Company (the “Board”) appointed Matthew Merson as a member of the Board, effective immediately.

Matthew Merson is a senior sales and marketing executive having spent the last twenty-five years in the branded food and beverage space at; Dannon Yogurt, Sara Lee, Glaceau Vitaminwater, Coca-Cola, Aramark, and ZICO Beverages, LLC. He currently is the Vice President of Sales at Boxed Water is Better, LLC.

For the last decade, Matthew Merson has specialized in the start up space for emerging brands that are disrupting the norm or creating entirely new categories. He thrives on framing out teams that can create strategic plans and objectives that systematically bring brands to life across all channels of sales. He has expertise in all functional areas including operations, finance, marketing, human resources and international sales.

Matthew Merson has a BA in Communications from the State University of New York at Albany and an MBA in Marketing Management from the Lubin Graduate Business School at Pace University in New York.

A member of SHFM since 1994, Matthew Merson served on the Board of Directors at the Society for Hospitality and Foodservice Management was Chairperson for the Society’s Foundation. Matthew Merson also sits on the advisory boards of several other food and beverage start up organizations, all in the health and wellness space.

Family Relationships

There are no family relationships between Mr. Merson and any previous officers or directors of the Company.

Related Party Transactions

There are no arrangements or understandings in connection with the appointment of Mr. Merson to the Company's Board of Directors, or any relationships or related party transactions between the Company or any of its executive officers and/or directors, and Mr. Merson that would require disclosure under Item 401(d) or 404(a) of Regulation S-K.

Employment Agreements

The Company does not have an employment agreement in place with Mr. Merson at this time.

Item 9.01 Financial Statements and Exhibits,

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY VENTURES INTERNATIONAL, INC.

Date: October 21, 2015	By: /s/ Evan Clifford
Name: Evan Clifford
Title: Chief Executive Officer